UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

September 23, 2016

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(949) 535-2022

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e).

Compensation of the Company’s Named Executive Officers

As previously reported in a Current Report on Form 8-K filed September 28, 2015, Summit Healthcare REIT, Inc. (the “Company”) entered into employment agreements with its named executive officers, Kent Eikanas, President and Chief Operating Officer, and Elizabeth Pagliarini, Chief Financial Officer, and in a Current Report on Form 8-K filed on October 29, 2015, the stockholders of the Company approved the Summit Healthcare REIT, Inc. 2015 Omnibus Incentive Plan (the “Plan”).

In accordance with their employment agreements, each of Mr. Eikanas and Ms. Pagliarini will be entitled to receive cash bonuses if certain performance goals set by the Compensation Committee are met, up to potential maximum amounts of $240,000 and $160,000, respectively. Additionally, the Compensation Committee has determined that, effective as of September 23, 2016, each of Mr. Eikanas and Ms. Pagliarini be granted up to 360,000 and 240,000 stock options to acquire shares of the Company’s common stock, respectively, each with an exercise price equal to fair market value on the date of the grant, under the Plan, which options will vest upon, and be subject to, certain additional performance criteria specified by the Compensation Committee in the applicable award agreement evidencing the grant of such options.

Stock Options Awarded Under the Plan to Non-Employee Directors

The Board of Directors of the Company has determined that, effective as of January 1, 2017, each non-employee director of the Company will be granted 30,000 stock options to acquire shares of the Company’s common stock, each with an exercise price equal to fair market value on the date of the grant, under the Plan, which options will vest upon, and be subject to, certain additional conditions specified by the Board in the applicable award agreement evidencing the grant of such options.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Award Agreement for Executive Officers
10.2	Form of Award Agreement for Non-Employee Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Elizabeth A. Pagliarini
Name:	Elizabeth A. Pagliarini
Title:	Chief Financial Officer

Dated: September 29, 2016